UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 27, 2014

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Station Street, Suite 100, Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company recently announced that Kevin J. Degenstein will join the Company as Chief Operating Officer and Chief Compliance Officer effective as of August 4, 2014, pursuant to an employment agreement described below.

Mr. Degenstein, 55, has served in the natural gas utility industry in executive management, operations, engineering and regulatory capacities over the last 32 years. Most recently, he was president and chief operating officer of Gas Natural from June 2008 until November 2013, when he departed the Company. He joined Gas Natural in 2006 as senior vice president of operations. Previously, Mr. Degenstein was with EN Engineering, an engineering consulting firm, as vice president of distribution from 2002 until 2003 and vice president of technology from 2004 until 2006. He began his natural gas utility career in 1982 with Nicor Gas where he held various increasingly challenging operations roles, including chief engineer. Mr. Degenstein is a Registered Professional Engineer.

On July 27, 2014, Mr. Degenstein entered into an employment agreement with the Company in connection with his appointment as Chief Operating Officer and Chief Compliance Officer. Mr. Degenstein will receive an initial annual base salary of $250,000 and will receive an annual bonus based on performance as determined by the board of directors. During the employment period, Mr. Degenstein will be eligible to (i) receive, grants of stock options under the Company’s plans, under such terms and conditions as the board of directors may determine in its discretion, (ii) participate in all savings, retirement and welfare plans applicable generally to employees and/or senior executive officers of the Company, (iii) receive a vehicle allowance for an automobile, (iv) receive fringe benefits in accordance with the policies of the Company and (v) reimbursement for business related expenses incurred by Mr. Degenstein in the performance of his duties.

Mr. Degenstein’s employment with the Company may be terminated at any time by the Company, with or without Cause (as defined in the employment agreement), and by Mr. Degenstein at any time upon advance written notice to the Company. The employment relationship will be automatically severed in the case of Mr. Degenstein’s death or disability.

Under the agreement, if the employment relationship is terminated by the Company for any reason other than without Cause or by Mr. Degenstein without Good Reason (as defined in the employment agreement), no severance compensation will be due to Mr. Degenstein. If, however, the Company terminates Mr. Degenstein without Cause or Mr. Degenstein resigns with Good Reason, Mr. Degenstein will be entitled to severance compensation (i) in an amount equal to his annual base salary in effect at the time and (ii) moving expenses not to exceed $20,000 if the termination occurs within two years of the effective date of his employment. Mr. Degenstein is entitled to severance compensation for additional termination events as defined in the employment agreement.

Under the agreement, Mr. Degenstein is also (i) prohibited from disclosing the Company’s confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with the Company and (iii) during the term of the agreement and for a period of two years following the termination of employment with the Company, prohibited from soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of the Company.

The foregoing description of Mr. Degenstein’s employment agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the agreement which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events.

On July 27, 2014, the Company issued a press release announcing the appointment of Mr. Degenstein as the Chief Operating Officer and Chief Compliance Officer of the Company. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated July 27, 2014, between Gas Natural Inc. and Kevin J. Degenstein.

99.1	Press Release dated July 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ James E. Sprague
Name:	James E. Sprague
Title:	Chief Financial Officer

Dated: July 29, 2014